AMENDMENT TO THE AMENDED
PRIMARY CLASS DISTRIBUTION PLAN OF
LEGG MASON INVESTMENT TRUST, INC.:
LEGG MASON OPPORTUNITY TRUST

WHEREAS, Legg Mason Investment Trust, Inc. (the “Corporation”) has adopted a Distribution Plan effective December 23, 1999 on behalf of the Primary Class shares of its series known as the Legg Mason Opportunity Trust (the “Fund”, and the Amended Distribution Plan, the “Plan”);

WHEREAS, the Board has determined to re-designate the Fund’s “Primary” share class as “Class C” shares;

NOW, THEREFORE, in accordance with the foregoing, all references to “Primary Class” shares in the Plan are hereby replaced with a corresponding reference to “Class C” shares.  Except as expressly set forth above, nothing herein shall be construed as amending the terms of the Plan in any other respect.

IN WITNESS THEREOF, the Corporation has executed this Amendment to the Plan as of the day and year set forth below:

Date: February 20, 2009

ATTEST:	LEGG MASON INVESTMENT TRUST, INC.

By:	/s/ Richard M. Wachterman	By:	/s/ Gregory Merz
	Richard M. Wachterman		Gregory Merz
	Secretary		Vice President

Agreed and assented to by:

LEGG MASON INVESTOR SERVICES, LLC

By:	/s/ Joseph M. Furey
Joseph M. Furey
General Counsel and Secretary